Exhibit 99.1

Highlands Bancorp, Inc. Reports Results for the First Quarter Ended March 31, 2012

VERNON, N.J.--(BUSINESS WIRE)--April 25, 2012--Highlands Bancorp, Inc. (OTCBB: HSBK.OB), parent company of Highlands State Bank, reported first quarter net income of $165,000 compared to net income of $227,000 for the same period in 2011. First quarter net income available to common stockholders was $159,000 or $.09 per diluted share, compared to $148,000 or $.08 per diluted share for the same period in 2011. The increase in income available to common stockholders and earnings per share reflects, among other factors, the reduced interest rate payable on the Company’s outstanding preferred stock during the first quarter of 2012. In 2011, the Company redeemed the preferred stock it had issued to the United States Treasury as part of the Capital Purchase Program with the proceeds of a new investment made by the Treasury under the Small Business Lending Fund program. For the first quarter of 2012, these preferred shares bore a dividend rate of 1%, compared to a dividend rate of 5% of the preferred stock issued as part of the CPP.

Net interest income increased by $82,000 to $1,630,000 for the first quarter of 2012 when compared to net interest income of $1,548,000 for the three month period ended on March 31, 2011 as a result of loan portfolio growth and a lower cost of funds. The provision for loan losses increased by $92,000 to $143,000 for the first quarter of 2012 when compared to the same period of 2011 due to an increase in the level of non-performing assets. Charge-offs for the first quarter of 2012 were $32,000 compared to $73,000 in the first quarter of 2011. There were no recoveries of previously charged off loans for the first quarter of 2012, as compared to recoveries of $64,000 for the first quarter of 2011. Non-interest income increased $14,000 to $152,000 for the first three months of 2012, due to higher service charges, insufficient fund fees, debit card interchange fees, and loan fees. Non-interest expenses increased by $66,000 to $1,474,000 for the quarter compared to the same period of 2011 as a result of higher salaries and benefits, rent, depreciation and real estate owned (“REO”) expenses, partially offset by lower legal, audit, and deposit insurance premium charges.

The Company’s total assets were $181.3 million on March 31, 2012, an increase of $15.3 million or 9.2% when compared to total assets of $166.0 million at December 31, 2011. Deposits increased $15.5 million or 11.1% from $141.0 million on December 31, 2011 to $156.6 million on March 31, 2012. Net loans outstanding on March 31, 2012 were $137.3 million compared to $131.3 million on December 31, 2011, an increase of 4.6%. Non-accrual loans increased $967 thousand at March 31, 2012 when compared to December 31, 2011, to $5.9 million, or approximately 4.2% of total loans.

The Company serves as the holding company for Highlands State Bank. Highlands State Bank is a full service community bank headquartered in Vernon, New Jersey with branch offices in Sparta and Totowa, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey.

Forward-Looking Statements

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

Highlands State Bank
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
INCOME STATEMENT
Net interest income	$1,630	$1,548
Provision for loan losses	143	51
Non-interest income	152	138
Non-interest expense	1,474	1,408
Net income	165	227
Preferred stock dividends and accretion	(6)	(79)
Net income available to common stockholders	$159	$148

EARNINGS PER COMMON SHARE:
Net income available to common stockholders:
Basic and diluted	$0.09	$0.08

Weighted average common shares
Basic and diluted	1,788,262	1,788,262

SELECTED BALANCE SHEET DATA
AT END OF PERIOD	3/31/2012	12/31/2011
Total loans	$139,493	$133,390
Allowance for loan losses	2,194	2,083
Investment securities	13,935	15,291
Total Assets	181,263	165,987
Total Deposits	156,576	141,047
Stockholders' Equity	18,652	18,513

Book value per common share	$6.60	$6.52
Tangible book value per common share	$6.15	$6.07

ASSET QUALITY
Non-accrual loans	$5,896	$4,929
Loans past due 90 days and still accruing	483	959
Troubled debt restructurings currently in compliance with new terms	1,508	1,054
OREO property	3,303	3,170
Allowance for loan losses to total loans	1.57%	1.56%
Non-performing loans to total loans	5.65%	5.20%

CONTACT:
Highlands Bancorp, Inc.
George E. Irwin, 973-764-3200